Exhibit 10.39

FIFTH AMENDMENT TO THE

SENIOR SECURED CREDIT AGREEMENT

This FIFTH AMENDMENT TO THE SENIOR SECURED CREDIT AGREEMENT, dated as of August 25, 2008 (this “Amendment”), in respect of and to that certain Senior Secured Credit Agreement, dated as of October 17, 2006, as amended by the First Amendment to the Credit Agreement, dated as of June 5, 2007, by the Second Amendment to the Credit Agreement, dated as of September 11, 2007, by the Third Amendment to the Credit Agreement, dated as of February 4, 2008, and by the Fourth Amendment and Limited Waiver to the Credit Agreement, dated as of February 14, 2008 (as further amended, modified, restated, amended and restated and/or supplemented from time to time, the “Credit Agreement”), by and among SILICON GRAPHICS, INC., a corporation formed under the laws of Delaware (the “Parent”), and certain of the Parent’s Subsidiaries identified on the signature pages thereto, as borrowers (such Subsidiaries, together with Parent, are referred to hereinafter each individually as a “Borrower”, and collectively, jointly and severally, as the “Borrowers”), the other Credit Parties thereto from time to time, as Guarantors, the lenders party thereto from time to time (the “Lenders”), MORGAN STANLEY SENIOR FUNDING, INC., a corporation formed under the laws of Delaware (“Morgan Stanley”), as administrative agent for the Lenders (in such capacity, together with its successors and assigns, if any, the “Administrative Agent”), as revolving agent for the Revolving Lenders (in such capacity, together with its successors and assigns, if any, the “Revolving Agent”), and MORGAN STANLEY & CO., INCORPORATED (“MS& Co.”) as collateral agent for the Secured Creditors (in such capacity, together with its successors and assigns, if any, the “Collateral Agent”). Capitalized terms used in this Amendment and not otherwise defined shall have the meanings set forth in the Credit Agreement.

RECITALS:

WHEREAS, the Borrowers have requested that the Administrative Agent and the Required Lenders agree to certain amendments to the Credit Agreement, including amendments to extend the deadline for delivering a notice of borrowing pursuant to Section 1.01(b) of the Credit Agreement, to modify the negative pledge covenant set forth in Section 8,09 of the Credit Agreement, the total leverage ratio covenant set forth in Section 9.01 of the Credit Agreement, the minimum levels of consolidated EBITDA covenant set forth in Section 9.02 of the Credit Agreement, and to make certain modifications and additions to the definitions in Section 14.01 of the Credit Agreement, in each case as set forth in greater detail below.

WHEREAS, the Administrative Agent, the Borrowers, and the Required Lenders (as defined below) are willing to consent to this Amendment pursuant to, and subject to, the terms and conditions set forth herein.

NOW, THEREFORE, the parties agree as follows:

SECTION 1. Definitions. Capitalized terms used in this Amendment and not otherwise defined shall have the meanings set forth in the Credit Agreement.

SECTION 2. Amendments to the Credit Agreement. The Credit Agreement is hereby amended as follows:

2.1 Article I, Section 1.01(b) is hereby amended by deleting the reference to “12:00 noon” and replacing it with “1:00 p.m.”.

2.2 Article III, Section 3.01(a) is hereby amended by deleting it in its entirety and replacing it with the following:

“Interest on Loans. The Borrowers agree to pay interest on the unpaid principal amount of each Loan on each Interest Payment Date from the date of such Loan until such Loan is repaid in full at a rate equal to the Interest Rate for such Loan. The Borrowers shall pay accrued interest on the Loans in cash on each Interest Payment Date; provided, however, so long as no Default or Event of Default shall have occurred and be continuing, with respect to accrued interest on the Term Loans, up to two percent (2%) per annum of such accrued interest on the Term Loans shall be paid-in-kind by adding the amount of such interest to the principal amount of the Term Loan on such Interest Payment Date. All computations of interest hereunder shall be made on the actual number of days elapsed over a year of, with respect to LIBOR Rate Loans, 360 days or, with respect to Alternate Base Rate Loans only, 365/366 days.”

2.3 Article VI, Section 6.01(e) is hereby amended by adding the following:

“(ii) Together with the financial statements delivered pursuant to subsection (a) above, but in any event no later than the date on which the applicable monthly reports should have been delivered (whether or not so delivered), a 13-week cash flow forecast substantially in the format provided to the Lenders prior to the Fifth Amendment Effective Date.”

2.4 Article VI, Section 6.02 is hereby amended by adding the following at the end thereof:

“(d) Beginning on the Fifth Amendment Effective Date, not later than five (5) Business Days after a request from the Administrative Agent, on behalf of the Private Lenders, the Credit Parties shall conduct a conference call for representatives of the Private Lenders, which shall be hosted by the Parent’s Chief Financial Officer, shall include the Credit Parties’ financial advisors and other members of the Credit Parties’ management as the Administrative Agent, on behalf of the Private Lenders, shall reasonably request and shall be in a format requested by the Administrative Agent, on behalf of the Private Lenders; provided, however, that so long as no Default or Event of Default has occurred and is continuing, the Credit Parties shall not be required to conduct conference calls pursuant to this Section 6.02(d) more frequently than once per calendar month. Unless otherwise mutually agreed upon by the Credit Parties and the Administrative Agent, during such conference call, the Credit Parties shall report on the state of their business, financial affairs and outlook, it being agreed that during such conference call, the Private Lenders may ask questions of the Parent’s Chief Financial Officer, the Credit Parties’ financial advisors and other members of management of the Credit Parties.”

2.5 Article VII, Section 7.04(a) is hereby by deleting it in its entirety and replacing it with the following:

“(a) At any reasonable time during normal business hours and from time to time with at least three (3) Business Days’ prior notice, or at any time if a Default or Event of Default shall have occurred and be continuing, each Credit Party shall, and shall cause each of its Subsidiaries to, permit any authorized representative(s) designated by the Administrative Agent or the Collateral Agent to visit and inspect any of its assets, to examine, audit, check and to request and/or make copies of their respective financial, accounting and corporate records, books, journals, orders, receipts and any correspondence with regulators and other data relating to their respective businesses or the transactions contemplated by the Loan Documents (including in connection with environmental compliance, hazard or liability or insurance programs), to request or make copies of such information and to discuss their affairs, finances and accounts with their officers, independent certified public accountants and financial advisors, all upon reasonable notice and at such reasonable times during normal business hours. The visitations and/or inspections by or on behalf of the Administrative Agent and Collateral Agent shall be at the Borrower’s expense; provided, however, that so long as no Default or Event of Default has occurred and is continuing, none of the Credit Parties shall be required pursuant to this subsection (a) to reimburse the Administrative Agent or the Collateral Agent for more than one (1) visitation or inspection per Credit Party in any Fiscal Year. Each Credit Party shall, and shall cause each of its Subsidiaries to, keep and maintain in all material respects proper, complete and accurate books of record and account, in which entries in conformity with GAAP shall be made of all dealings and financial transactions and the assets and business of such Credit Party or Subsidiary in relation to their respective businesses and activities, including transactions and other dealings with respect to the Collateral. If a Default or an Event of Default has occurred and is continuing, the Borrowers, upon the Administrative Agent’s or Collateral Agent’s request, shall provide copies of any such records to the Administrative Agent or Collateral Agent or their representatives.

2.6 Article VIII, Section 8.09 is hereby amended by replacing the word “or” at the end of clause (f) thereof with a semicolon, deleting the period at the end of clause (g) thereof, inserting the word “or” at the end of such clause (g), and adding the following:

“(h) pursuant to the agreement referenced in clause (m) of the definition of ‘Permitted Indebtedness’ herein.”

2.7 Article IX, Section 9.01 is hereby amended by deleting the chart in its entirety and replacing it with the following:

Period Ending	Ratio
September 25, 2009	5.75x
December 25, 2009	4.50x
March 26, 2010	4.25x
June 25, 2010	3.5x
September 24, 2010	3.5x
December 24, 2010	3.5x
March 25, 2011	3.5x
June 24, 2011	3.5x
September 30, 2011	3.5x

2.8 Article IX, Section 9.02 is hereby amended by deleting the chart in its entirety and replacing it with the following:

Measurement Period Ending	Amount
September 25, 2009	$30,000,000
December 25, 2009	$37,500,000
March 26, 2010	$40,000,000
June 25, 2010	$45,000,000
September 24, 2010	$45,000,000
December 24, 2010	$45,000,000
March 25, 2011	$45,000,000
June 24, 2011	$45,000,000
September 30, 2011	$45,000,000

2.9 Article IX is hereby amended by adding the following section immediately after Section 9.02 and prior to Section 9.04:

“Section 9.03. Minimum Liquidity. The Credit Parties shall at all times maintain Minimum Liquidity of not less than fifteen million Dollars ($15,000,000).”

2.10 Article IX, Section 9.04 is hereby amended by deleting it in its entirety and replacing it with the following:

“Capital Expenditures. Such Credit Party will not, and will not permit any of its Subsidiaries to, make or agree to make any Capital Expenditure that would cause the aggregate amount of all such Capital Expenditures made by any of the Credit Parties to exceed (a) ten million Dollars ($10,000,000) in the Fiscal Year ending on June 26, 2009 and (b) fifteen million Dollars ($15,000,000) in any Fiscal Year thereafter; provided, however, to the extent that actual Capital Expenditures for any Fiscal Year are less than the maximum amount set forth above for such Fiscal Year, up to three million Dollars ($3,000,000) of such unused amounts from such Fiscal Year may be carried forward into the next succeeding Fiscal Year. Notwithstanding the foregoing, other than with respect to the Fiscal Year ending on June 26, 2009, the Credit Parties may make Capital Expenditures (which Capital Expenditures will not be included in any determination under this Section 9.04) with the Net Cash Proceeds of a Disposition, to the extent such Net Cash Proceeds are not required to be applied to repay the Loans pursuant to Section 2.02(a).”

2.11 Article XIV, Section 14.01 is hereby amended by deleting the definition of “Applicable Margin” in its entirety and replacing it with the following:

“Applicable Margin” means a percentage per annum as set forth below:

	Alternate Base Rate Loan	LIBOR Rate Loan
Revolving Advances	3.50%	4.75%
Term Loans	7.75%	9.00%

2.12 Article XIV, Section 14.01 is hereby amended by deleting the definition of “Minimum Liquidity” in its entirety and replacing it with the following:

“Minimum Liquidity” means cash or Cash Equivalents as reflected on the consolidated balance sheet in accordance with GAAP plus the Available Commitments.”

2.13 Article XIV, Section 14.01 is hereby amended by replacing the word “and” at the end of clause (k) of the definition of “Permitted Indebtedness” with a semicolon, replacing the period at the end of clause (l) thereof with a semicolon, and adding the following:

“(m) Indebtedness under that certain Systems Warehousing Agreement, by and among the Parent and ECS United Kingdom plc, in the form attached hereto as Exhibit J (or any modified or alternate version of such document with the prior written consent of the Administrative Agent), in an aggregate principal amount at any time outstanding, when taken together with the aggregate principal amount of any debt permitted pursuant to (o) below, not to exceed twenty million Dollars ($20,000,000); and

(n) Unsecured Indebtedness incurred to fund the required cash collateralization of the guarantee issued to the North German Group for High- and Highest-Performance Computers (HLRN), in an aggregate principal amount not to exceed ten million Dollars ($10,000,000) with a maturity date on or prior to June 26, 2009.”

2.14 Article XIV, Section 14.01 is hereby amended by inserting the following definition of “Fifth Amendment” in the appropriate place to preserve the alphabetical order of the definitions in such Section 14.01:

“Fifth Amendment” means the fifth amendment to this Agreement, dated as of August 25, 2008, by and among Parent, and the Borrowers, the other Credit Parties thereto from time to time, as Guarantors, the Lenders, the Administrative Agent, the Revolving Agent, and the Collateral Agent.”

2.15 Article XIV, Section 14.01 is hereby amended by inserting the following definition of “Fifth Amendment Effective Date” in the appropriate place to preserve the alphabetical order of the definitions in such Section 14.01:

“Fifth Amendment Effective Date” means the date upon which all of the conditions precedent to effectiveness contained in the Fifth Amendment have been satisfied.”

2.16 Article XIV, Section 14.01 is hereby amended by inserting the following definition of “Private Lender” in the appropriate place to preserve the alphabetical order of the definitions in such Section 14.01:

“Private Lender” means any Lender that (i) is subject to the provisions of Section 13.21 of this Agreement and (ii) is not a party to a non-disclosure agreement with a Credit Party which requires such Credit Party to disclose material non-public information to the public.”

2.17 Exhibits. The document attached hereto as Annex A is hereby added to the Credit Agreement as a new Exhibit J.

SECTION 3. Representations and Warranties. The Borrowers hereby represents and warrants as follows:

3.1 As of the date hereof, all of the representations and warranties contained in the each of the Credit Agreement and each of the other Loan Documents are true and correct in all material respects, except to the extent such representations and warranties specifically relate to an earlier date thereto, in which case, such representations and warranties shall be true and correct as of such earlier date.

3.2 The execution, delivery and performance by each Credit Party of this Amendment has been duly authorized by all necessary corporate action, and this Amendment constitutes the legal, valid and binding obligation of such Credit Parties and is enforceable against them in accordance with its terms, except as the enforcement hereof may be subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally or to general principles of equity.

3.3 The execution, delivery and performance of this Amendment by the Credit Parties and the consummation of the transactions contemplated hereby does not, and will not, contravene or conflict with any provision of (i) applicable law, (ii) any judgment, decree or order to which any Credit Party or its property is subject, or (iii) the Governing Documents of the Credit Parties and does not, and will not, contravene, conflict with or cause any Lien to arise under any provision of any indenture, agreement, mortgage, lease, instrument or other document, including the Loan Documents.

3.4 No Default or Event of Default has occurred and is continuing under any of the Loan Documents or will be triggered by the execution, delivery or performance of this Amendment or the consummation of the transactions contemplated hereby.

3.5 Both before and after giving effect to this Amendment, the Collateral Agent, on behalf of the Secured Parties, has a valid, perfected, first priority lien and security interest in the Collateral.

3.6 Each of the Credit Agreement and each of the other Loan Documents remain in full force and effect.

SECTION 4. Amendment Fees. In consideration of the Term Lenders’ agreements contained herein, the Credit Parties shall, on the date hereof, pay to the Administrative Agent, for the account of the Term Lenders, a nonrefundable fee of $662,500 (the “Amendment Fee”), which shall be paid-in-kind by adding the amount of such Amendment Fee to the principal amount of the Term Loans.

SECTION 5. Conditions Precedent to Effectiveness. This Amendment shall be effective upon the satisfaction of the following:

5.1 This Amendment shall have been duly executed and delivered by each Credit Party, the Administrative Agent, and the Required Lenders.

5.2 No Default or Event of Default has occurred and is continuing under any Loan Document or will be triggered by the execution, delivery or performance of this Amendment or the consummation of the transactions contemplated hereby.

5.3 The representations and warranties contained herein shall be true and correct.

5.4 The Borrowers shall have paid the fees, costs and expenses incurred by the Agents in connection with the preparation, execution and delivery of this Amendment, including, without limitation, attorneys’ fees of Sullivan & Cromwell LLP.

SECTION 6. Miscellaneous.

6.1 Certain Terms. All references in the Credit Agreement to the “Agreement,” “hereof,” “herein,” “hereunder” or any other words of similar import shall be deemed to be references to the Credit Agreement as amended by this Amendment.

6.2 No Waiver. The execution, delivery and effect of this Amendment shall be limited precisely as written and shall not be deemed to (i) be a consent to any waiver, amendment or modification of any term or condition of the Loan Documents except as specifically provided herein or (ii) prejudice any right, power or remedy that the Agents or any Lender now has or may have in the future under or in connection with the Loan Documents.

6.3 Confirmation of Guarantee. By executing and delivering this Amendment, each Guarantor hereby (a) confirms that the Lenders continue, and will continue, to have the benefit of the guaranty contained in the Credit Agreement and the execution and delivery of the Amendment does not in any way modify, reduce, revise, discharge or otherwise impair or affect the Guarantors’ obligations thereunder, (b) acknowledges that the guaranty contained in the Credit Agreement remains in full force and effect and (c) ratifies the guaranty and further ratifies and confirms any Liens granted by it to the Collateral Agent for the benefit of the Lenders under the Loan Documents.

6.4 GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

6.5 CONFIRMATION AND ACKNOWLEDGEMENT OF THE OBLIGATIONS; RELEASE. EACH OF THE CREDIT PARTIES HEREBY (A) CONFIRMS AND ACKNOWLEDGES TO THE AGENTS AND THE LENDERS THAT IT IS VALIDLY AND JUSTLY INDEBTED TO THE AGENTS AND THE LENDERS FOR THE PAYMENT OF ALL OBLIGATIONS (AS DEFINED IN THE CREDIT AGREEMENT) WITHOUT OFFSET, DEFENSE, CAUSE OF ACTION OR COUNTERCLAIM OF ANY KIND OR NATURE WHATSOEVER AND (B) REAFFIRMS AND ADMITS THE VALIDITY AND ENFORCEABILITY OF THE CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS. EACH OF THE CREDIT PARTIES, ON ITS OWN BEHALF AND ON BEHALF OF ITS SUCCESSORS AND ASSIGNS, HEREBY WAIVES, RELEASES AND DISCHARGES THE AGENTS AND THE LENDERS AND ALL OF THE AFFILIATES OF THE AGENTS AND THE LENDERS, AND ALL OF THE DIRECTORS, OFFICERS, EMPLOYEES, ATTORNEYS, AGENTS, SUCCESSORS AND ASSIGNS OF THE AGENTS AND THE LENDERS AND SUCH AFFILIATES, FROM ANY AND ALL CLAIMS, DEMANDS, ACTIONS OR CAUSES OF ACTION (KNOWN AND UNKNOWN) ARISING OUT OF OR IN ANY WAY RELATING TO ANY OF THE LOAN DOCUMENTS AND ANY DOCUMENTS, AGREEMENTS, DEALINGS OR OTHER MATTERS CONNECTED WITH ANY OF THE LOAN DOCUMENTS, IN EACH CASE TO THE EXTENT ARISING (X) ON OR PRIOR TO THE DATE HEREOF OR (Y) OUT OF, OR RELATING TO, ACTIONS, DEALINGS OR MATTERS OCCURRING ON OR PRIOR TO THE DATE HEREOF.

6.6 Headings. The headings contained in this Amendment are solely for convenience and shall not be used or relied upon in any manner in the construction or interpretation of this Amendment.

6.7 Counterparts. This Amendment may be executed in any number of counterparts, each of which, when so executed and delivered, shall be deemed an original, and all such counterparts, taken together, shall constitute one and the same Amendment. Delivery of an executed counterpart of a signature page to this Amendment by electronic means shall be as effective as delivery of a manually executed counterpart.

[Signature pages follow]

IN WITNESS WHEREOF, this Amendment has been duly executed as of the date hereof.

SILICON GRAPHICS, INC.

By:	/s/ Kathy Lanterman
Name: Kathy Lanterman Title: Senior Vice President and Chief Financial Officer

SILICON GRAPHICS FEDERAL, INC.

By:	/s/ Kathy Lanterman
Name: Kathy Lanterman Title: Senior Vice President and Chief Financial Officer

SILICON GRAPHICS WORLD TRADE CORPORATION

By:	/s/ Kathy Lanterman
Name: Kathy Lanterman Title: Senior Vice President and Chief Financial Officer

ADMINISTRATIVE AGENT:

MORGAN STANLEY SENIOR FUNDING, INC., on behalf of and at the direction of the Required Lenders

By:	/s/ Stephen B. King
Name: Stephen B. King Title: Vice President